Exhibit 10.1

December 2, 2022

Eric Guerin

Dear Eric,

Congratulations! I am pleased to offer you a position with Veritiv Operating Company, a Fortune 500® industry leading packaging, print solutions, and facilities solutions distribution company. Below are the details of your offer and market-competitive total rewards.

Title:	Senior Vice-President Finance (effective January 1, 2023); Chief Financial Officer (effective March 1, 2023)

Location:	Atlanta, Georgia

Reports To:	Sal Abbate, CEO

Start Date:	January 1, 2023

Salary:	$600,000 annually, currently paid on the last business day on or before the 15th and last day of the month ($25,000 per semi-monthly pay period). This salaried exempt role is not eligible for overtime pay.

Annual Bonus Target:	85% of base salary (currently $510,000) annual target in Veritiv's Annual Incentive Plan (AIP). The AIP is in addition to your salary and rewards you based on individual and Company performance with a payout potential of up to 200%. For 2023, your bonus will be prorated based on the number of days you are employed during the year. See the AIP overview and plan document for additional information.

Long-Term Incentive Target:	$1,500,000 current annual grant target in Veritiv's Long-Term Incentive Program (LTIP). The LTIP is in addition to your salary and includes both:

•	performance-based units: 66% of grant value, with vesting potential of up to 200%, and

•	time-based awards: 34% of grant value, with vestings starting as early as one year.

You will receive your first grant on the next annual grant date in 2023. See the LTIP overview and plan document for additional information.

Sign-On Equity Grant:	Additionally, you will receive an LTI award in the target amount of $500,000 in Restricted Stock Units on your hire date. These units will have a 3-year cliff vesting life cycle.

Paid Time Off:	30 days (6 weeks) of paid time off per calendar year, which consists of: 25 days of vacation, prorated in your first year based on your start date, and 5 days of annual family health and wellness time, which is immediately available. Additional time may be available per state and local requirements. You are also immediately eligible to be paid for all Company holidays as set for in Veritiv’s Holiday Schedule (10 per calendar year).

Benefits:	Veritiv offers a variety of medical, dental, vision, and life insurance options for you and your dependents, as well as time off, disability, retirement savings benefits, and more. You will be immediately eligible upon your hire date and will receive enrollment information on your first day of work.

Relocation:	This position is eligible for relocation benefits. Additional information on this process will be provided to you upon your acceptance of this offer. This benefit is based upon the expectation that you will be employed with the Company for one year or more.

This offer is contingent upon successful completion of (1) a background investigation and (2) verification of your identity and authorization to work under the Immigration Reform and Control Act. You will receive forms and instructions to start these processes. For work authorization, a complete list of acceptable documents is available at https://www.uscis.gov/i-9.

Finally, this offer is also contingent upon you signing and returning a noncompetition, nonsolicitation and/or nondisclosure agreement, a copy of which is enclosed. You will be required to electronically sign this document as part of your onboarding process.

This employment offer is based upon your skills and abilities, not because of confidential, trade secret, or other proprietary information of your former employer(s) which you may have knowledge. You agree that you:

1)	Will not retain any paper or electronic documents containing confidential, trade secret, or proprietary information belonging to any former employer;

2)	Will continue to maintain your duty of loyalty to any current employer until your employment ends;

3)	Will not utilize or disclose any confidential, trade secret, or proprietary information belonging to any of your former employers and;

4)	Have told us if you are bound by any non-compete agreement and/or restrictive covenant agreement with a former employer or any other entity, and have told Veritiv truthfully and accurately that such agreement will not prevent you from performing the duties of this position at Veritiv; and

5)	Will comply with all provisions in any such non-compete agreement and/or any other restrictive covenant for the full duration of the agreement.

Employment with Veritiv is at will. This means that both you and the Company may terminate the employment relationship at any time, for any reason, with or without cause or advance notice, and in accordance with applicable law, and that the Company has sole discretion at all times to alter terms and conditions of employment, including but not limited to your position, job responsibilities, compensation, and benefits.

To accept this offer, please sign this letter by December 5, 2022. I am delighted that you are considering joining the Veritiv team and believe that you will find this opportunity to be personally and professionally rewarding. Please let me know if you have any questions.

Yours Truly,

Salvatore A. Abbate
Chief Executive Officer

Accepted & Agreed by:

/s/ Eric J. Guerin
Eric Guerin

December 2, 2022
Date